UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2023

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 Stevens Creek Boulevard, Santa Clara, CA 95051

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (800) 227-9770

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS	TRADING SYMBOL(S)	NAME OF EACH EXCHANGE ON WHICH REGISTERED
COMMON STOCK, $0.01 PAR VALUE	A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

On June 7, 2023, Agilent Technologies, Inc. (the “Company”) entered into a Credit Agreement among the Company, the lenders party thereto and BNP Paribas, as Administrative Agent (the “Credit Agreement”). The Credit Agreement provides for a $1,500,000,000 five-year, unsecured credit facility (the “Facility”) that will mature on June 7, 2028. The Facility replaced the Company’s existing credit facility, which was terminated on the closing date of the Facility.

The Company may, subject to obtaining commitments from existing or additional lenders and satisfaction of certain customary conditions, on one or more occasions increase commitments under the Facility or create new incremental term loan facilities in an amount not to exceed $750 million in the aggregate (each, an “Incremental Facility”) and may extend the maturity date for a period of one year. Each lender will have discretion to determine whether it will participate in an Incremental Facility or in any such extension of the maturity date. The Company will use amounts borrowed under the Facility for general corporate purposes. The Company is not borrowing under the Facility at this time, but may borrow under the Facility from time to time as opportunities and needs arise.

Loans under the Credit Agreement will bear interest, at the Company’s option, either at: (i) the alternate base rate, which is defined as the highest of (a) the prime rate in effect from time to time, (b) the federal funds effective rate in effect from time to time plus 1/2 of 1.00% or (c) the adjusted Term SOFR (as defined in the Credit Agreement) for a one-month tenor in effect on such day plus 1.00%, in each case plus the applicable margin for such loans, or (ii) the applicable Term Rate (as defined in the Credit Agreement) plus the applicable margin for such loans, or (iii) Daily Simple SONIA (as defined in the Credit Agreement) rate plus the applicable margin for such loans. The applicable margin for loans bearing interest at the alternate base rate ranges between 0.000% and 0.300%, and the applicable margin for loans bearing interest based on the Term Rate or the Daily Simple SONIA rate ranges between 0.795% and 1.300%, in each case based on the Company’s senior debt credit ratings as published by S&P Global Ratings, Moody’s Investors Service, Inc. and Fitch Ratings Inc. At the Company’s current credit ratings, the applicable margin for alternate base rate loans is 0.000%, and the applicable margin for Term Rate / SONIA rate loans is 0.910%.

The Company is required to pay to each lender, based on such lender’s commitment, a quarterly facility fee during the term of the Credit Agreement which varies depending on the Company’s credit ratings. At the Company’s current credit ratings, the facility fee will be 0.090% per year, or $1,350,000 per year. The Company is also required to pay letter of credit participation fees ranging from 0.795% to 1.300% per annum (based on the Company’s credit ratings) and a fronting fee of 0.125% per annum, in each case based on the average daily amount of outstanding letters of credit. At the Company’s current credit ratings, the letter of credit participation fees will be 0.910% per year.

The Credit Agreement contains customary representations and warranties as well as customary affirmative and negative covenants. Negative covenants include, among others, limitations on incurrence of liens, limitations on incurrence of indebtedness by the Company’s subsidiaries and limitations on sale-leaseback transactions. These covenants are subject to a number of significant exceptions and limitations. In addition, the Credit Agreement requires that the Company’s ratio of adjusted consolidated financial indebtedness to consolidated capitalization not be greater than 0.65 to 1.00 as of the end of any of its fiscal quarters.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated June 7, 2023, by and among the company, the Lenders party thereto and BNP Paribas, as Administrative Agent.

104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Michael Tang
Name:	Michael Tang
Title:	Senior Vice President, General Counsel and Secretary

Date: June 13, 2023

3